Exhibit 10.1

Incorporation and Management Agreement

A Joint Venture Company co-founded by

LanZhou Xinqu Zhonghan Chanye Jingji Fazhan Gongsi Co., Ltd.

And

Leo AIC, Co. Ltd.

May 8, 2017

Joint Venture Company Agreement

Party A: LanZhou Xinqu Zhonghan Chanye Jingji Fazhan Gongsi Co., Ltd.（Hereafter referred to briefly as LZC）

Party B: LEO AIC Co., Ltd.（Hereafter referred to briefly as LEO）

Based on The Law of The People’s Republic of China On Chinese-Foreign Equity Joint Ventures, Regulations for The Implementation of The Law of The People’s Republic of China On Chinese-Foreign Equity Joint Ventures and other related laws and regulations, LZC and LEO agree to set up the Joint Venture Company in The People’s Republic of China with joint investment and conclude the Joint Venture Company Agreement (Hereafter referred to briefly as The Agreement) as below.

Chapter 1  Investors and The Joint Venture Company

Article 1 Investors

1. LZC is set up subject to the laws of The People’s Republic of China with registered address at Lan zhou xin qu huang he da dao yi bei qi lian shan da dao yi xi tong da guo ji

Legal Representative: Chen Guang Lei

Title: CEO

2. LEO is set up subject to the laws of The United States with registered address at ES Tower 6F, Teheranro 52 Gil 17, Gangnamgu, Seoul, Rep. of Korea, 06212.

Legal Representative: Yun Ho Kim

Title: CEO

Article 2 Name and Location of the Joint Venture Company

Chinese Name: LEO-AIC兰州新区中韩产业园经济发展公司

English Name: LEO-AIC LanZhou Xinqu Zhonghan Chanye Jingji Fazhan Gongsi Co., Ltd.

 Korean Name: LEO-AIC란주신구중한산업원경제발전공사

Location: Lan zhou xin qu huang he da dao yi bei qi lian shan da dao yi xi tong da guo ji

Article 3 Organization Type of the Joint Venture Company

The organization type of the Joint Venture Company is Limited Liability Company. The liability of each party to the Joint Venture Company shall be limited to the amount it subscribes to the registered capital of the Joint Venture Company. The parties share the profits, risks and losses according to their capital contribution in the proportion of registered capital of the Joint Venture Company.

Article 4 Legal Position of the Joint Venture Company

The Joint Venture Company is a Chinese juridical person registering in Administration of Industry and Commerce of Lan zhou xin qu County and is under jurisdiction and protection of laws and regulations of China. All its activities shall be subject to laws, regulations and related rules of the People’s Republic of China.

Chapter 2  Purpose and Management Scope of the Joint Venture Company

Article 5 Purpose and Target of the Joint Venture Company

As an enterprise specializing in manufacturing electric vehicles, the Joint Venture Company will produce and market internationally competitive products and creat satisfactory benefits for both customers and investors by introducing internationally advanced technologies and cash and self-development. By making its effort, the Joint Venture Company aims to become a public company in the near future.

Article 6 Management Scope of the Joint Venture Company

The Joint Venture Company is engaged in manufacturing, R&D and marketing including but not limited to smart street lamps and other products approved by Board of Directors(BOD).

Chapter 3  Total Investment and Registered Capital

Article 7 Total Investment

The total investment amount is ￥100,000,000.

Article 8 Registered Capital

1. The registered capital amount is ￥100,000,000.

2. LZC will subscribe and invest ￥51,000,000 covering 51% of the registered capital.

3. LEO will subscribe and invest ￥49,000,000 covering 49% of the registered capital.

Article 9 Investment Method and Deadline

(I) LZC’s Investment Method:

1. Cash: ￥51,000,000

2. Deadline: Cash investment shall be completed within 90 days after the establishment date of the Joint Venture Company,

(II) LEO’s investment method:

1. Cash: ￥2,000,000

2. Technology: All technolgy possessed by LZC including technologies related with smart street lamp and Internet of Things (The value of the technology is evaluated to be ￥47,000,000)

3. Deadline: cash investment of ￥20,000,000 shall be completed within 90 days after the cash contribution by LZC. The evaluation of LEO’s technology will be conducted by an Evaluation Institute of Industrial Technology certified by the Chinese government. LEO must get the technology evaluation for the amount agreed in this agreement by both parties.

4. When necessary time limit is needed due to related regulations on overseas investment of Chinese government and the Korean government, the date of first investment could be extended to 1.2 times of legally necessary time limit on 90 days base. If the first investment cannot be made as agreed, LEO shall negotiate with LZC and a decision shall be made after negotiation.

5. When investment can not all be completed either by LZC or LEO, stock rights shall be kept for both parties according to their capital contribution of the Joint Venture Company. If both parties do not complete their obligation of capital contribution before Dec. 31st of 2016, each party shall still enjoy corresponding stock rights and perform its property rights based on their actual contribution of capital. Since Dec. 31st of 2016, each party shall enjoy its Stockholder’s equity attributed to its actual contribution of capital.

Chapter 4 Transferring Shares

Article 10 Transferring Shares

1. Both parties can transfer its share holdings of the Joint Venture Company between each other.

2. Either party can transfer all or portion of its shares of the Joint Venture Company to a third party. The transferor must get permission from the other party, applying for approval of Examining and Approving Authority and going through changing registration procedures. When one party decides to transfer all or portion of its share, the other party shall have the priority of refusal under equal condition.

3. Each party has the obligation to notify the other party of relevant transferring conditions in written when transferring all or portion of its share of the Joint Venture Company. Within 30 days after receiving the written notification, the other party should perform or give up on refusal right and notify the party in written. If the other party doesn’t reply in written on performing or giving up the refusal in written within 30 days after receiving the written notification of transferring conditions, it shall be considered as it grants the selling to the third party. Meanwhile, all documents needed for the transferring, including written consent, shall be provided by the party giving up on refusal right and the party should coordinate on transferring and  authorize its proxy board member to vote for the bill.

4. When performing the priority of refusal, the transferring condition shall be the same with that provided to the third party. The conditions provided by either party to the third party shall not be more preferential than that provided to the other party. If the transferring violates the above-stated regulations, it shall be considered as invalid.

Chapter 5 Liabilities

Article 11 LZC’s Liabilities

1. Investment shall be completed as agreed in the Agreement.

2. Preparing all necessary documents and assisting in handling administrative permission procedures needed for establishment of the Joint Venture Company and electric vehicle manufacturing.

3. Assisting the Joint Venture Company in handling procedures of favorable policies in tax revenue and tariff and government subsidy and grants according to Chinese laws and regulations.

4. Assisting the Joint Venture Company in recruiting necessary workers, technicians and management for production.

5. Assisting in applying work visa of staff from LEO.

6. Other affairs consigned by the Joint Venture Company.

7. Ensuring the Joint Venture Company to acquire the Production License of smart street lamps

8. After relevant smart street lamps are listed on government announcement and entering mass production, LZC will quarantee sales volume of the first years is above 20,000 units. The scope of sales includes but is not limit to smart street lamps or products needed to the smart city based on IoT technology

Article 12 LEO’s Liabilities

1. Investment shall be completed as agreed in the Agreement.

2. Assisting the Joint Venture Company in choosing and purchasing machinery equipment and materials overseas and other matters.

3. Providing engineers needed for equipment installing, debugging and trial production, manufacturing and inspection and

4. Training on technicians and workers of the Joint Venture Company.

5. Providing all documents and data needed by the Joint Venture Company.

6. When the Joint Venture Company uses LEO’s core technology to manufacture “smart street lamps,” LEO independently owns the proprietary of technology when smart street lamp is delivered. The “smart street lamp” means all accessories to assemble the smart street lamps.

7. LEO has monopoly rights to sell and market the products manufactured by the Joint Venture Company in areas except China in the first 3 years after mass production and shall be responsible for international marketing. The board of directors of the Joint Ventuer Company shall negotiate this right after 3 years.

8. The patents applied and registered by the Joint Venture Company shall be owned by the Joint Venture Company. LEO can apply and register patents in other countries except China.

9. Providing all documents and data needed by the Joint Venture Company.

10. Technologies provided by LEO shall be complying with China’s laws and regulations and industry standard, ranking at leading edge of industry technology level and necessary for both products manufactured and sold and relevant management system regulating the stated products. The technologies of products and relevant professional knowledge and proprietary technology provided by LEO  include but are not limit to technical documents used for production guidance such as technical drawings, manuals, documents and other data.

Chapter 6 Shareholder meeting

Article 13 Organization of Shareholder meeting

Shareholder meeting consists of legal representatives or authorized representatives of both parties.

Article 14 Shareholder meeting’s Rights

Shareholder meeting is the Highest Authority Organization of the Joint Venture Company and shall discuss and make decisions on all important policies and strategies of the Joint Venture Company.

Article 15 Shareholder meeting’s Authority：

1. Making decisions on management policies and investment planning of the Joint Venture Company.

2. Electing and changing directors and supervisors.

3. Deliberating and approving on reports from BOD and supervisors.

4. Deliberating and approving on annual financial budget plan and final accounts plan of the Joint Venture Company.

5. Deliberating and approving on Profit Distribution Plan and Recovery of Loss Plan of the Joint Venture Company.

6. Making resolutions on increasing or declining registered capital of the Joint Venture Company.

7. Making resolutions on issuing the Joint Venture Company’s bond.

8. Making resolutions on matters including company combining and division, changing company form, dissolution, liquidation etc.

9. Deliberating and approving on the Joint Venture Company’s Articles.

10. Making resolutions on shareholders transferring shares to person outside shareholders.

11. Other important matters of the Joint Venture Company.

Article 16 Shareholder meeting

1. Except that the first shareholder meeting is called and held by LZC, the following shareholder meeting should be called by the BOD and held by the Chairman.

2. Regular shareholder meeting should be opened once a year. Interim shareholder meeting can be opened only when it is requested by shareholders representing 1/3 or more of voting right or requested by no less than 1/3 of directors or supervisors when BOD makes resolution that interim shareholder meeting is needed. Chairman of the BOD should notify each board member at least 30 days before opening each meeting by sending written notification indicating subject, time, and location of the meeting. The notification term can only be canceled by all shareholders in written form. Shareholders can entrust other person other than his legal representative in written form to present and vote on behalf of him. If a shareholder doesn’t present at meeting without any reason, it would be recognized as that the shareholder give up its rights on the matter voted.

3. Shareholder meeting can be opened only when shareholders representing more than 2/3 of voting right are present. The resolution of matter discussed should be made by shareholder meeting.

4. Shareholders perform voting right subject to capital contribution. Matters listed in the stated Article 15 must be approved by shareholders representing more than 2/3 of voting right.

Chapter 7   Board of Directors

Article 17   Organization and Terms of Directors

Board of Directors (BOD) of the Joint Venture Company shall be composed of 8 board members, and “LZC” and “LEO” shall have rights to name 4 members each. The serving terms of board members are 4 years, and they can be re-elected. If board member shall be replaced during the serving term, the successor shall be appointed by each party and serves for the remaining serving terms of the left board member.

Article 18   Chairman and Vice president of the Board

1. BOD committee shall have one chairman and two vice presidents. LZC shall appoint the Chairman of the BOD. “LZC” and “LEO” have the right to appoint each vice president. Both chairman and vice presidents shall serve for 4 years.

2. The chairman is the legal representative of the Joint Venture Company. If the chairman cannot fulfil his obligation for some reason or he doesn’t fulfil his obligation, the Chairman shall authorize the vice president or another board member to represent “the Joint Venture Company”.

Article 19   Rights

BOD committee is the Executive Organization of the Joint Venture Company, and it shall determine all important matters in daily operation activities.

Article 20 Resolution of General Matters

Decisions on the following matters can be made if more than a half of the attending board members of the meeting agree, and meanwhile at least one or more of the each party’s appointed board members agree.

1. Matters including acquisition, purchasing and selling and providing guarantee of the assets of the Joint Venture Company with values exceeding one million Chinese Yuan (CNY 1,000.000)

2. Compilation of annual management plan and investment budget

3. Compilation of annual final accounts plan and financial statement

4. Decision on the accounting policy, fund managements, and financing method

5. Appointment and dismissing of senior management including CEO and Vice General Managers, and decision of their rewards

6. Other matters stipulated in this Joint Venture Company Agreement, the Articles, or the matters required by BOD for resolution

Article 21   BOD Meetings

1. Regular BOD meeting must be made at least once per quarter. Whenever, more than 1/3 of board members request, interim meeting shall be opened.

2. In principle, BOD meeting should be held in the location where the Joint Venture Company is addressed. However, if necessary, it could be held in other places where the chairman or vice president appoints under permission of the Chairman.

3. Company board meeting can be only opened when more than 2/3 of the board members are present, and the bill can be passed with the agreement of more than half of the attending board members. Each board member has 1 voting right.

4. BOD meeting is called and held by the chairman, yet if chairman cannot call and hold the meeting, he/she shall entrust the vice president to call and hold the BOD meeting.

5. Board member can entrust other person to attend the BOD meeting on behalf of him/her to vote by issuing Letter of Authorization.

Article 22   Opening BOD Meeting

1. Chairman of the BOD committee should notify each board member by e-mail at least 14 working days before opening each regular BOD meeting. Meeting notification should indicate the time, location, method, and schedule of the meeting etc. Notification date shall be regarded as the date when all board members received the notification.

2. An interim BOD meeting can be opened when more than 1/3 BOD members request to open. When an interim BOD meeting is requested, chairman should send a written notice about opening an interim company BOD meeting to all BOD members within 5 working days from the date one received the request of the interim BOD meeting. If chairman fails to send the written notice of the interim BOD meeting in time, the board member, who suggested opening the interim BOD meeting, may send the written notice about the meeting timely. The written notice of the interim BOD meeting shall indicates time, location, method, bill of the meeting etc. The interim BOD meeting should be held at the date, which is after the 14th working days from the notification date. The meeting date cannot exceed 20th working days from the notification date.

3. If all board members agree, calling procedure of regular or interim BOD meetings can be omitted.

4. Notification of the BOD meetings shall be sent through e-mail to each board member. BOD committee must call to each board member to notify the opening of the meeting after the e-mail notification. Notification receipt date shall be the date when board members reply to confirm the notification. Each board member shall reply mail to confirm his/her receipt of notification within 48 hours from he/she receives the notification. If board member fails to respond the reply 48 hours from he/she receives the notification, it shall be regarded as the notification has been sent and received legally. If a board member does not reply to confirm receipt of the notification on purpose, it shall be regarded as the notification has been sent and received legally. If a board member changes the e-mail address, he/she must notify the change to the chairman in written.

Article 23   Meeting Minutes

BOD meetings minutes shall be kept in English, Chinese and Korean, and such minutes shall be signed by all attending board members or all proxy presenting members endorsed by board members. Minutes shall be stored by the Joint Venture Company. The board member or proxy has right of access to the minutes. If there is any conflict in the translation of the minutes among languages, English minutes will get the priority in translation.

Article 24   Reward and Payment Method

Board members shall not be entitled to be paid in any form from the Joint Venture Company unless the board member is employed by the Joint Venture Company, or perform the function of Joint Venture Company. Yet, Joint Venture Company shall be only responsible for cost of transportation, accommodation for travel to attend the BOD meetings and other reasonable cost directly used for “the Joint Venture Company”.

Chapter 8   Supervision

Article 25   Supervision

The Joint Venture Company shall have 2 supervisors, and LZC and LEO shall appoint one supervisor each, and BOD meeting approves the appointments. The serving term of each supervisor is 3 years, and supervisors can be re-elected.

Article 26   Rights and Responsibilities of Supervisors

1. A supervisor shall have the right to audit managerial and financial activities of the Joint Venture Company along with the right to request, and review all related written data and documents related with chairman, executives, and employees of the Joint Venture Company.

2. A supervisor supervises the job activities of chairman, executives, and employees, and they can request the dismissal of those who violates the laws, rules and regulations of the company and the government and resolution of the BOD committee.

3. If the activity of BOD members, executives is adverse to the interests of the Joint Venture Company, a supervisor has rights to request the corrections, cease, or improvements of such activity.

4. A supervisor has rights to suggest a bill to the BOD meetings.

5. Supervisors can undertake other duties granted by the law, company regulation of the Joint Venture Company, or the investors.

6. Supervisors have rights to attend the BOD meetings. They can make inquiries or suggestions to the resolution of BOD meeting. But supervisor does not have the voting rights.

Chapter 9   Business Management Organization

Article 27   Organization and Serving Terms

1. Business management organization of the Joint Venture Company has 1 CEO, 1 Deputy General Manager, 1 CFO and 1 Financial Department Manager.

2. CEO shall be recommended by “LZC”; Vice General Manager shall be recommended by LEO; CFO shall be recommended by LEO; above stated management should be appointed by the BOD committee. Financial Department Manager shall be recommended by LZC and appointed by the BOD committee. Each party should ensure that its elective board members agree the appointments of CEO, Vice General Managers, CFO and Financial Department Manager.

3. Serving terms of CEO, Vice president, CFO and Financial Department Manager shall be determined by the BOD committee.

4. If CEO, Vice General Managers and CFO shall be accused of accepting bribe or has made a grievous fault in work, such person can be dismissed anytime through the BOD meeting’ s resolutions. New CEO, Deputy General Managers and CFO shall be recommended and appointed according to the Article 27, Clause 2.

Article 28   Rights

1. CEO executes all issues and matters decided by the BOD committee. CEO represents Joint Venture Company to perform other duties under the right to be given by the BOD committee.

2. CEO manages overall work of the Joint Venture Company under directions of BOD.

Chapter 10   Labor Management

Article 29   Company’s Value

The Joint Venture Company shall set the labor policy based on the related labor laws and regulations of China.

Article 30   Employee Remunerations

Employee’s salary, allowance, welfare, insurance, subsidy, bonus and other fringe benefits and other matters are set on the labor contract that the Joint Venture Company is going to enter with each employee. Employee’s salary standard is executed as “Equal Pay for Equal Work”.

Article 31   Labor Union

1. Employees of the Joint Venture Company in China may organize a Labor Union and perform Labor Union activities based on the “Labor Union Law of People’s Republic of China”, other related law of China’s Labor Union, and regulations of the administrative laws. Labor Union of the Joint Venture Company represents the benefit of employees of the Joint Venture Company.

2. The Joint Venture Company must provide funds to the Labor Union of the Joint Venture Company based to meet the requests of the China’s public fund related law and allow the Labor Union to use the funds.

Chapter 11   Tax and Profit Distribution

Article 32   Tax Treatment

The Joint Venture Company pays tax according to the law and regulations of China; also it shares preferential policies in tax and tariff according to the Chinese laws.

Article 33   Legal Reserve and Other Funds

1. The Joint Venture Company is comply with the Article 76 of Regulations for the Implementation of The Law of The People’s Republic of China on Chinese-Foreign Equity Joint Ventures.

2. The Joint Venture Company can take a certain rate of every year’s profit after tax deduction for employee encouragement and welfare fund and company development fund. The rate shall be determined by BOD.

Article 34   Profit Sharing

1. Remaining profits from the ‘Joint Venture Company” after taking legal reserve and other funds from the profit after tax deduction, shall be shared to the investors according to each party’s equity rate.

2. Within 3 months after each fiscal year, the BOD committee of the Joint Venture Company shall approve the profit sharing plan, and such shared profits are paid to each investor within 10 working days from the designated date in the plan.

3. The Joint Venture Company cannot share the profits before it makes up of all the losses from the previous fiscal years. Unshared profit surplus from the previous year can be shared together with the profit of current year in the current year.

4. The Joint Venture Company guarantees to remit legally shared profit of LEO to the shareholders in Korea where LEO is located. If there is a third party shareholder other than LEO, The Joint Venture Company guarantees to remit the legally shared profits of the third party to those countries unless the remittance is restricted by the laws of China.

5. Approval of remedy plan for losses of the Joint Venture Company: LZC and LEO should share the losses according to each party’s equity rate. If there is a third shareholder, the remedy plan should be decided by shareholder meeting.

Chapter 12   Finance and Accounting

Article 35   Accounting System

1. Based on the laws, regulations of China, the Joint Venture Company shall estimate its finance and accounting system as per its circumstance and report/record at local financial department and tax authority.

2. The fiscal year of the Joint Venture Company shall be calendar year from January 1 to December 31. First fiscal year of the Joint Venture Company starts on the established date and ends on December 31st of the same year. Last fiscal year of the Joint Venture Company starts on January 1st of the year lasts until the date when the Joint Venture Company ends and closes its businesses officially.

3. The Joint Venture Company should report Quarter Financial Report within 30 days after each quarter to LZC and LEO. Annual report must be submitted to LZC and LEO before the end of February of each year.

4. Accounting currency of the Joint Venture Company shall be Chinese Yuan. If foreign transactions take place, in the convenience of the record, foreign currency amount shall be converted into the amount of the accounting currency. Any increase or decrease of the balance in the foreign transaction account shall be converted to the accounting currency based on the promulgated exchange rate of the conversion date reported by the People’s Bank of China.

5. The Joint Venture Company should honestly and accurately keep record and preserve the accounting books according to the related laws and regulations of China.

Article 36   Accounting Audit

The Joint Venture Company shall employ an independent and dependable   accounting firm that is registered and operated in China, and the employment of the firm must be approved by the BOD committee. The employed accounting firm shall perform an audit on annual financial statement and half year financial statement of the Joint Venture Company and submit financial audit report to the BOD committee and CEO.

Chapter 13   Bank Account and Foreign Currency

Article 37   Bank Account

The Joint Venture Company shall open a Chinese Yuan currency account and foreign currency account in approved banks in China.

Article 38   Joint Venture Company’s Foreign Currency Demand

All foreign currency related matters of the Joint Venture Company shall be based on the “Foreign Currency Management Implementations of People’s Republic of China” and officially promulgated other foreign currency related regulations.

Article 39   Expenses and Settlement

Unless agreed or required by the agreements, the Joint Venture Company pays with Chinese Yuan in all payments made in China.

Chapter 14   Management of Deadlock

Article 40   Treatment of Deadlock

After one party request bill to BOD meeting about resolution of BOD meeting regulated in this Agreement, if the BOD meeting cannot be opened or the number of board members attending or voting cannot reach valid quantity, which leads to resolution still cannot be made over 30 working days from the initial submission date of the bill, meanwhile, the party does not withdraw or discard the bill, the case should be discussed and decided by BOD meeting.

Article 41   Final Negotiation

If either LZC or LEO has notified another party of the Deadlock situation according to above Article, representative of LZC and LEO shall perform a final negotiation to resolve Deadlock within 30 working days.

Article 42   Treatment

1. Although the final negotiation was performed according to above Article, if they failed to reach the resolution, it shall be treated as below:

2. If both LZC and LEO wishes to solely operate the Joint Venture Company, both parties fail to reach the resolution after negotiation as per article 41, both parties must select one common notary organization legally registered in China within 30 working days from the date they fail to reach the resolution and suggest a written form of expected purchase price of each other’s equity and notarize such documents via notary lawyer. In this case, the party that has suggested a higher expected purchase price can buys the partial or entire equity of the other party at the notarized expected purchase price. The other party must cooperate in the equity transferring process.

3. If only one party wishes to solely operate the Joint Venture Company, the other party must transfer the partial or entire equity to the other party. In this case, LZC and LEO both shall mutually delegate PWC, Deloitte, KPMG, or Ernst & Young operated in China or reputable asset appraisal organization to perform an evaluation on the pre-transferred equity, and the appraisal price shall be regarded as transferring price. The transferring party must fully cooperate in the necessary process for the equity transfer.

4. If both LZC and LEO do not wish to operate Joint Venture Company within 30 working days from the date when the negotiation based on the Article 41 failed, it shall be considered as LZC and LEO agree to dissolute the Joint Venture Company. In such case, it shall be processed according to the regulations set in Chapter 16 of the Agreement.

Chapter 15   Management Period

Article 43   Management Period

Management period of the Joint Venture Company is 50 years. If all parties unanimously decide to extend the management period and after resolution of BOD meeting, the Joint Venture Company can extend the management period with applying in written at the Examining and Approving Authority or committee empowered by the Examining and Approving Authority 6 months before the termination and handle registration changing procedures at Industry and Commercial Administrative Management Department.

Chapter 16   Dissolution and Liquidation

Article 44   Dissolution

The Joint Venture Company dissolves in the following cases:

1. If management period is terminated,

2. If the Joint Venture Company cannot continue its businesses because of critical losses,

3. Because one party violates this Agreement and/or company regulations, the Joint Venture Company cannot continue its businesses for such violation(s),

4. If the Joint Venture Company cannot continue its business due to significant damage from force majeure such as natural disaster and war etc.

5. If the Joint Venture Company does not attain its business purposes and goals, and if there is no improvement,

6. If other dissolution cause set in the Agreement and company regulations of Joint Venture Company occurs.

Article 45   Liquidation

1. If the Joint Venture Company announces dissolution, it shall be liquidated. The Joint Venture Company shall organize liquidation committee according to the Chinese Company Law and other related regulation. Liquidation committee shall be responsible for the liquidation process.

2. The Joint Venture Company shall handle debts with total asset. Surplus asset after repaying such debt shall be allocated to both LZC and LEO according to each party’s capital contribution rate.

3. After liquidation of the Joint Venture Company is completed, liquidation completion report prepared by the liquidation committee shall be submitted to BOD meeting, and such report shall pass the shareholder meeting. The Joint Venture Company shall report to the Examining and Approving Authority and then cancel its business registration to the registration management organization.

Chapter 17   Breach of an Agreement and Termination

Article 46   Breach of an Agreement

1. If the partial or entire Agreement cannot be executed due to a breach of an agreement by either LZC or LEO, the violating party shall be responsible for the breach. If both parties have breached the agreement, each party shall be responsible for the agreement breach based on the actual situation.

2. If the Agreement or its attachments cannot be implemented or fully implemented due to one party’s fault, the default party shall bear breaching obligation. If both parties have breached the agreement, each party shall be responsible for the agreement breach based on the actual situation.

Article 47   Termination

1. If either LZC or LEO violated the responsibilities set in item 3 of article 44 of chapter 16 of the Agreement, and does not amend such actions within 10 working days from the date that the agreement observing party requested amendment, the agreement observing party can terminate the Agreement and notify the termination of the Agreement to the violating party. In such case, the agreement observing party can ask for the compensation of loss or damages caused by the behavior of the violating party to the party that breached the Agreement.

2. When the Joint Venture Company comes to liquidation or termination, the Joint Venture Company shall return all technical data provided by each party separately. The technical data includes documents, project files, design drawings, videos, e-documents and so on. After liquidation or termination, LEO and LZC shall be responsible for the after sales service of vehicle on technical aspect. Illegal user shall compensate all damages to the other party and bears all legal responsibility brought by illegally using unreturned technical data.

Chapter 18   Confidentiality

Article 48   Confidentiality

1. Both parties shall not disclose any confidential business information of the Joint Venture Company or of the other party that was acquired in the process of executing this Agreement to other companies, organizations or individuals. But the confidential information can be disclosed if the information is requested by or from the laws, regulations, government or courts of China or USA, or if the confidential information owner agrees to disclose prior to the disclosure.

2. If the employee of one party violates the item 1 of this Article and this violation has caused losses or damages to investors, the violating party must compensate the losses or damages made.

3. Entire content of the Agreement is subject to the confidentiality clauses. But the content can be selectively used by parties and IR of the Joint Venture Company for their own development in foreign activities.

Chapter 19   Applicable Law and Resolution of Dispute

Article 49   Applicable Law

Signing the Agreement, its effect, interpretation, execution, amendment, termination and resolution of the dispute shall be abided by the laws of China.

Article 50 Resolution of Dispute

If any dispute shall arise between LZC and LEO regarding this Agreement, it should be resolved by a friendly negotiation. If negotiation fails, a lawsuit must be submitted to the arbitration committee. All parties agree to submit disputes to  Beijing Chaoyang District Arbitration Commission for arbitration in accordance with its existing rules in effect at the time of applying for arbitration. The arbitration of arbitration commission shall be final and effective for each party.

Chapter 20    Others

Article 51    Abandonment of Right

When LZC or LEO does not strongly assert a certain article of the Agreement to be executed timely, it does not mean that the LZC or LEO abandons the right to request such right. Also, one time abandonment of right does not count as an abandonment of the similar claiming right or abandonment of the claiming right of rights and interests safeguarding against the other party’s violating behaviors.

Article 52   Attachments

All attachments to this Agreement shall have same legal effect as this Agreement.

Article 53   Agreement Completeness

This Agreement is the written expression of both parties’ true intention. It represents and replaces all oral and written negotiation, understanding and declaration of intention made between both parties in the past.

Article 54   Independence

Even if any regulation or article of this Agreement shall become invalid, lose its effect or determined to be non-executable by government, judicial office, or arbitrary organization, it shall not affect other articles of this Agreement.

Article 55   Languages

This Agreement is written in Chinese and Korean; if any difference is found in the translations among Chinese and Korean, Chinese shall be prioritized.

Article 56   Effective Date and its Amendment

This Agreement shall be effective after it is approved by Examining and Approving Authority. Any changes of the Agreement shall be also as per this procedure.

Date of Agreement:  May 8, 2017

Signed by

/s/ Chen Guang Lei

_________________________________________

Chen Guang Lei,

CEO,

LanZhou Xinqu Zhonghan Chanye Jingji Fazhan Gongsi Co., Ltd.

and

/s/ Yun Ho Kim

_________________________________________

Yun Ho Kim

CEO

Leo AIC Co., Ltd.